UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2006 (May 10, 2006)
BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement.
     On May 10, 2006, Boston Life Sciences, Inc., a Delaware corporation (the “Company”), entered into two worldwide, exclusive license agreements (the “License Agreements”) with Children’s Medical Center Corporation (also known as Children’s Hospital Boston) (“CMCC”), pursuant to which the Company may make, have made, use, lease, sell or sublicense products for the treatment of central and peripheral nervous system diseases. Under certain conditions, the License Agreements provide for additional rights to additional technology and intellectual property developed by CMCC in the field of axon regeneration. Under the License Agreements, the Company has agreed to bring one or more licensed products to market as soon as practicable.
     The License Agreements provide for payments to CMCC for accrued and continuing patent prosecution costs. In addition, for each licensed product developed by the Company under the License Agreements, the Company has agreed to pay CMCC up to an aggregate of approximately $425,000 for each such product upon the achievement of certain regulatory milestones and running royalties equal to specified percentages of cumulative net sales of the products. The Company has also agreed to annual license maintenance fees and certain payments to CMCC in connection with any sublicensing arrangements effected pursuant to the terms of the License Agreements. The License Agreements contain a right of setoff in favor of the Company in instances where the Company undertakes the enforcement and/or defense of patent rights under the License Agreements.
     The Company has agreed to indemnify and hold harmless CMCC and its affiliates with respect to claims concerning any product, process or service made, used or sold pursuant to the License Agreements. The License Agreements each have a term ending on of the later of (a) fifteen years or (b) the expiration of the last patent right subject to the License Agreements, unless earlier terminated. The Company may terminate the License Agreements upon six months prior written notice to CMCC and upon payment to CMCC of a termination fee of $50,000, together with all amounts due prior to the date of termination.
     Also on May 10, 2006, the Company entered into two sponsored research agreements (the “Research Agreements”), each with Children’s Hospital Boston, a Massachusetts non-profit corporation. Pursuant to the Research Agreements, the Company has agreed to fund research programs in the areas of axon regeneration and reduction of the inhibition of axonal growth. The principal investigators for the research programs are Dr. Benowitz and Dr. He. The term of each of the Research Agreements is three years and the Company has agreed to fund the research programs with approximately $1.7 million in the aggregate over such period. Either party may terminate the Research Agreements upon six months prior written notice or, in certain instances, upon 60 days prior notice of an uncured material breach.
Item 1.02. Termination of a Material Definitive Agreement.
     As discussed above in Item 1.01, on May 10, 2006, the Company entered into a License Agreement for research in the laboratory of Dr. Benowitz (the “Benowitz Agreement”). The Benowitz Agreement replaces and terminates, among others, each of the following existing agreements (the “Existing Agreements”), among others, between the Company and CMCC: (1) Exclusive License Agreement between CMCC and the Company, dated as of December 15,

1998; and (2) License Agreement between CMCC and the Company, dated as of August 13, 2001, as amended. Notwithstanding the termination of the Existing Agreements, the Existing Agreements shall continue to govern any action or proceeding by third parties based in claims that arose and accrued before May 10, 2006.
     The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.
Date: May 11, 2006	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer